EXHIBIT 99

    FROM:     BALLY ENTERTAINMENT CORPORATION
              8700 West Bryn Mawr Ave.
              Chicago, IL  60631

              MWW/Strategic Communications, Inc.
              Public Relations - Tel. (201) 507-9500
              Contact:  Michael W. Kempner/Laurie Terry

                                                      FOR IMMEDIATE RELEASE

    BALLY ENTERTAINMENT CORPORATION SUBSIDIARY FILES REGISTRATION STATEMENT IN CONNECTION WITH SPIN-OFF

         CHICAGO, September 18, 1995 -- Bally Entertainment
    Corporation (NYSE:BLY) announced that its wholly-owned subsidiary, Bally's Health & Tennis Corporation, filed a registration statement with the Securities and Exchange Commission last Friday in connection with its previously announced plan to spin-off its fitness centers business. In the registration statement, the company disclosed that it expects to distribute as a dividend to its stockholders of record as of the Record Date one share of the spun-off company for every five shares of Bally Entertainment stock then held. The Record Date will be set by Bally's Board of Directors, and is expected to be on or about November 15, 1995. The distribution of the dividend is expected to occur on or about December 31, 1995, promptly following the satisfaction of certain conditions.
         Bally's Health & Tennis intends to apply for listing on the Nasdaq National Market under the symbol "BFIT".
         Bally Entertainment Corporation is one of the world's foremost operators of casinos and casino hotel resorts. The company owns and operates three world-class casino hotel resorts in Atlantic City and Las Vegas, commenced the operation of its riverboat casino in New Orleans, Louisiana in July 1995 and plans to reopen its dockside casino at its new location in Mississippi in November of 1995.
         Bally, through Bally's Health & Tennis Corporation and its subsidiary, Bally Total Fitness, is also the world's largest commercial operator of fitness centers with approximately 335 facilities in the U.S. and Canada.